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                      April 17, 2024

       Charles Zhang
       Chief Executive Officer
       Sohu.com Ltd
       Level 18, Sohu.com Media Plaza
       Block 3, No. 2 Kexueyuan South Road, Haidian District
       Beijing 100190
       People   s Republic of China

                                                        Re: Sohu.com Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-38511

       Dear Charles Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Tim Bancroft